UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 14, 2008

VioQuest Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-16686	58-1486040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 Mt. Airy Road, Suite 102
Basking Ridge, NJ 07920
(Address of principal executive offices)

(908) 766-4400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 14, 2008, VioQuest Pharmaceuticals, Inc. (the “Company”) entered into separate subscription agreements (the “Subscription Agreement”) with several purchasers (the “Purchasers”) pursuant to which the Company issued and sold to the Purchasers an aggregate of 765 shares (the “Series A Shares”) of the Company’s newly-designated Series A Convertible Preferred Stock (the “Series A Stock”) at a price of $1,000 per share, resulting in gross proceeds to the Company of $765,000 before deducting commissions and other expenses. In addition to the Series A Shares, the Company also issued to the Purchasers five-year warrants to purchase an aggregate of 3,825,000 shares of the Company’s common stock at an exercise price of $0.13 per share (the “Warrants”).

The Subscription Agreements provide that the Company will file within 45 days of the final closing of the offering of the Series A Shares, a registration statement under the Securities Act covering the resale of the shares of common stock issuable upon conversion of the Series A Shares and exercise of the Warrants. The Company further agreed to cause such registration statement to be declared effective by the Commission within 120 days following the final closing. In the event the Company fails to meet such 30-day or 120-day deadlines, it is required to pay to each investor a cash penalty of 1% of the amount of such investor’s investment for each monthly period (or portion thereof) in which the Company is not in compliance with its registration obligations, but, notwithstanding anything to the contrary in the Subscription Agreements, in no event shall the amount of compensatory payments payable by the Company exceed 10% of the amount of such investor’s investment.

In addition, as a condition to the consummation of the transactions contemplated by the Subscription Agreements, on March 14, 2008, the Company and the holders of a majority of the outstanding principal indebtedness under the Company’s series of senior convertible promissory notes issued in June and July 2007 (the “2007 Notes”) entered into a first amendment to the 2007 Notes. Pursuant to this amendment, upon the initial closing of the transactions contemplated by the Subscription Agreements, the principal and accrued interest under the 2007 Notes automatically converted into an aggregate of approximately 3,910 shares of the Company’s Series B Convertible Preferred Stock (the “Series B Stock”).

One of the Purchasers of Series A Shares and Warrants was Capretti Grandi, LLC, which purchased 500 Series A Shares and received Warrants to purchase 2,500,000 shares of common stock. Dr. Lindsay A. Rosenwald, a significant stockholder of the Company, is the member manager of Capretti Grandi, LLC.

The Company’s press release issued March 20, 2008 announcing the sale of the Series A Shares and Warrants is attached to this report as Exhibit 99.1 and incorporated by reference herein. The disclosures under Item 3.02 of this report are incorporated by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosures under Item 1.01 of this report are incorporated by reference.

The Series A Shares and Warrants were sold to 5 investors, each of which the Company reasonably believes is an “accredited investor,” as defined under Rule 501(a) of the Securities Act of 1933, and no means of general solicitation or advertising was used in connection with the offering. Accordingly, the Company relied on the exemptions from the registration requirements of the Securities Act provided by Section 4(2) and Rule 506.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

In order to facilitate the closing of the transactions contemplated by the Subscription Agreements described under Item 1.01 above, the Company approved and adopted a Certificate of Designation of the Series A Stock and Series B Stock (the “Certificate of Designation”), which became effective upon filing with the Secretary of State of Delaware on March 14, 2008. The following description of the Series A Stock and the Series B Stock is only a summary and is qualified in its entirety by the complete description of the terms set forth in the Certificate of Designation filed with this report as Exhibit 3.1 and incorporated herein by reference.

Series A Convertible Preferred Stock

Liquidation Preference. In the event of a liquidation, bankruptcy, dissolution or similar proceeding, the holders of the Series A Stock shall rank pari passu with the Series B Stock and shall receive an amount equal to 100% of the original offering price plus any accrued but unpaid dividends (the “Series A Liquidation Preference”). In the event that the Company is unable to lawfully pay the Series A Liquidation Preference and Series B Liquidation Preference (as defined below), the Series A Stock shall receive a pro rata share of the assets with the Series B Stock. After payment of the Series A Liquidation Preference and Series B Liquidation Preference, the Series A Stock shall then be entitled to receive their pro rata share of the remaining assets available for distribution to stockholders on an “as if” converted basis, together with the holders of the Common Stock and any other junior stock.

Voluntary Conversion. Each share of Series A Stock may be converted, at any time at the option of the holder, into common stock at conversion rate (the “Series A Conversion Rate”) equal to the quotient obtained by dividing (i) $1,000 by an amount equal to the “Discounted Closing Price.” The term “Discounted Closing Price” is defined as an amount equal to the lesser of (i) 80% of the average closing sale price of the common stock for the 20 trading days immediately preceding the applicable date such shares of Series A Stock were sold, or (ii) $0.25, in either case subject to certain adjustments for stock splits and similar events and as otherwise described below.
Automatic Conversion. In the event the closing price of the Company’s common stock is at least $0.38 (subject to adjustment) for a period of 20 consecutive trading days, the outstanding shares of Series A Stock shall automatically convert into shares of common stock at the Series A Conversion Rate.

Anti-Dilution Adjustments. The Conversion Rate is subject to standard adjustments for adjusted In addition to adjustments for stock dividends, splits, combinations and similar recapitalization events. In addition, subject to certain exceptions as described in the Certificate of Designation, if the Company makes issues shares of common stock, or securities convertible into common stock, at a per share price less than the Discounted Conversion Price, the Discounted Conversion Price will be automatically reduced to such lesser price.

Voting. The holders of Series A Stock are entitled to vote together with all other holders of the Company’s voting stock on all matters submitted to a vote of holders generally, with the holder of each share of Series A Stock being entitled to one vote for each share of common stock into which such shares of Series A Stock could then be converted (regardless of the number of shares of common stock then authorized to be issued). In addition, holders of a majority of the outstanding shares of Series A Stock is required to approve the following actions:

•	The amendment, alteration or repeal of a provision of the Company’s certificate of incorporation or bylaws so as to adversely affect the relative rights of the Series A Stock;
•	The declaration or payment of dividends or distributions on any securities of the Company, other than the Series A Stock and the Series B Stock, or the repurchase of any securities of the Company;
•
The authorization, issuance or increase of any security ranking prior to or on parity with the Series A Stock (A) upon a liquidation event (as defined in the Certificate of Designation) or (B) with respect to the payment of any dividends or distributions;

•	The approval of any liquidation, dissolution or sale of substantially all of the assets; and
•	Effecting any amendment of the Company’s certificate of incorporation or bylaws that would materially adversely affect the rights of the Series A Stock.

Dividends. The shares of Series A Stock shall be entitled to an annual dividend equal to 6% of the applicable issuance price per annum, payable semi-annually in cash or shares of Common Stock, at the option of the Company; provided, that the dividend shall only be payable in shares if such shares are registered for resale on an effective registration statement on the date of payment. If the Company chooses to pay any dividend in shares of Common Stock, the price per share for purposes of calculating the number of shares of Common Stock to be issued shall be equal to 90% of the average closing price of the Common Stock for the 20 trading days prior to the date that such dividend payment becomes payable.

Redemption. In the event that there has not been a voluntary conversion or mandatory conversion of the Series A Stock by July 3, 2009 (the “Redemption Date”), the holders of Series A Stock shall have a right to require the Company to repurchase their Series A Stock out of funds lawfully available  (the “Series A Redemption Right”).  The Series A Redemption Right shall rank pari passu with the Series B Redemption Right, as described below. The redemption price (the “Series A Redemption Amount” and, together with the Series B Redemption Amount, the “Aggregate Redemption Amount”) shall be equal to $1,000, plus any declared and unpaid dividends.  The Series A Redemption Right shall terminate upon the closing of a Series B Qualified Financing (as defined below).  To the extent the Company has insufficient funds as of the date of redemption to pay the Aggregate Redemption Amount in full, the Company shall redeem the Series A Stock and the Series B Stock on a pro rata basis.

Series B Convertible Preferred Stock

Liquidation Preference. In the event of a liquidation, bankruptcy, dissolution or similar proceeding, the holders of the Series A Stock shall rank pari passu with the Series B Stock and shall receive an amount equal to 100% of the original purchase price of the Series A Shares plus any accrued but unpaid dividends (the “Series A Liquidation Preference”). In the event that the Company is unable to lawfully pay the Series A Liquidation Preference and Series B Liquidation Preference (defined below), the Series A Stock shall receive a pro rata share of the assets with the Series B Stock. After payment of the Series A Liquidation Preference and Series B Liquidation Preference, the Series A Stock shall then be entitled to receive their pro rata share of the remaining assets available for distribution to stockholders on an “as if” converted basis, together with the holders of the Common Stock and any other junior stock.

Voluntary Conversion. Each share of Series B Stock shall be convertible, at the option of the holder thereof, at any time and from time to time at $0.38 per share of Common Stock (as adjusted for stock splits, combinations and similar events).

Automatic Conversion. The Series B Stock shall convert into Common Stock automatically: (i) in the event that the closing sale price of the Common Stock is equal to at least $0.38 per share (as adjusted for stock splits, combinations and similar events) for 20 consecutive trading days and shall convert at such price; (ii) upon the final closing of a financing in which the Company receives aggregate gross proceeds of at least $7 million (“Series B Qualified Financing”), or (iii) upon the Sale of the Company that does not occur in connection with such a financing.

Anti-dilution Adjustments. The Series B Stock will be protected against dilution if the Company effects a subdivision or combination of its outstanding Common Stock or in the event of a reclassification, stock dividend, or other distribution payable in securities of the Company.

Voting Rights. The Series B Stock holders will only have those voting rights as provided by Delaware General Corporation Law.

Redemption. In the event that there has not been a voluntary conversion or mandatory conversion of the Series B Stock by July 3, 2009 (the “Redemption Date”), the holders of Series B Stock shall have a right to require the Company to repurchase their Series B Stock out of funds lawfully available (the “Series B Redemption Right”).  The Series B Redemption Right shall rank pari passu with the Series A Redemption Right. The redemption price (the “Series B Redemption Amount”) shall equal the Series B Price (subject to appropriate adjustment in the event of any stock dividends, stock splits, or other similar event), plus any declared and unpaid dividends. To the extent the Company has insufficient funds as of Redemption Date to pay the Aggregate Redemption Amount in full, the Company shall redeem the Series A Stock and the Series B Stock on a pro rata basis.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Certificate of Designation of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock filed with the Delaware Secretary of State on March 14, 2008.

99.1	Press release dated March 20, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VioQuest Pharmaceuticals, Inc.

Date: March 20, 2008	By:	/s/ Brian Lenz
Brian Lenz
Chief Financial Officer

EXHIBIT INDEX

Exhibit No,	Description

3.1	Certificate of Designation of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock filed with the Delaware Secretary of State on March 14, 2008.

99.1	Press release dated March 20, 2008.